EXHIBIT 99.1

Investor and Media Contacts:
Alex Wellins or Jennifer Jarman

The Blueshirt Group for Roxio, Inc.
(415) 217-7722
alex@blueshirtgroup.com; jennifer@blueshirtgroup.com

ROXIO SECOND QUARTER RESULTS EXCEED EXPECTATIONS

Subscriber Revenue Contributes 73% to Napster Music Sales

SANTA CLARA, Calif. - November 3, 2004 - Roxio, Inc. (Nasdaq: ROXI), The Digital Media Company and provider of the Napster® music service, today reported financial results for its fiscal second quarter ended September 30, 2004.

Chris Gorog, Roxio’s Chairman and CEO, said, “We are pleased to deliver results that exceeded our sales and earnings guidance while maintaining a tight control on costs. Napster revenues continued to gain momentum, growing 18% from the previous quarter, while online music revenue excluding hardware sales increased 33% sequentially. Our premium subscriber base grew substantially during the quarter, with subscriber revenue growing to 73% of total music revenue, which continues to validate our vision that subscriptions are the future of digital music. We are also very pleased to have debuted the first portable online music subscription service on October 12th as ‘Napster To Go’ became available with the Windows Media Player 10 plug-in.”

For the second quarter, revenues for the Company’s Napster division grew approximately 18% to $9.3 million from $7.9 million in the previous quarter. Revenues of $18.1 million from the software division also exceeded the Company’s guidance.

Total net revenues for the second quarter of fiscal 2005 increased to $27.4 million compared to $22.8 million in the second quarter of the prior fiscal year. Total net loss for the quarter was $15.3 million, or $0.44 per basic and diluted share, significantly ahead of the Company’s prior guidance of $0.55 per basic and diluted share. This compares to a net loss of $11.9 million, or $0.43 per basic and diluted share, in the second quarter of the prior fiscal year. Shares used for computing basic and fully diluted earnings per share were approximately 34.7 million for the second fiscal quarter ended September 30, 2004 and approximately 27.6 million for the second quarter of the prior fiscal year.

Roxio ended the second quarter with approximately $61.9 million in cash, restricted cash and short-term investments.

Business Outlook
For the third quarter of fiscal 2005, Napster revenues are expected to grow strongly to approximately $11 million, based on subscriber acquisition initiatives and holiday period seasonality. The Company is also revising upwards its full-year revenue guidance range for Napster to $35 million to $40 million from a previous range of $30 million to $40 million.

The proposed sale of Roxio’s software division has received Hart Scott Rodino (HSR) clearance and Roxio expects the transaction to be completed by the end of the fiscal year pending Roxio stockholder approval. As previously disclosed, upon the successful completion of the proposed transaction, the Company’s name will be changed to Napster, and the Company’s stock will trade on the Nasdaq National Market under the symbol “NAPS”.

Napster: Recent Highlights

▪	Announced that Napster To GoTM, the world’s first portable music subscription service, is available for users of the new AT&T Wireless-based Audiovox SMT5600 Smartphone, enabling the only mobile phone in the U.S. market to allow music fans to seamlessly transfer and play an unlimited number of full-length songs on the go for one low monthly price of $14.95.

▪	Became the first and only major digital music service to offer the option of using PayPal to purchase monthly subscriptions or individual tracks and albums.

▪	Launched a preview version of Napster To Go, available through the Napster link within the Microsoft Windows Media Player 10's new Digital Media Mall. Several portable devices, including those from Creative Labs and iRiver currently support Napster To Go, and devices from Gateway, Samsung and others are expected before Christmas 2004.

▪	Introduced Napster Media Room Edition, available today as a featured service in the new Windows XP Media Center Edition 2005 PC.

▪	Partnered with D-Link, the global leader in consumer network connectivity, to offer a broad range of radio streaming and music downloads on its best-selling D-Link MediaLounge Wireless Media Player.

▪	Announced an agreement with the Army and Air Force Exchange Service (AAFES) that gives all branches of the United States military -- Army, Navy, Air Force, Marines and Coast Guard -- access to the innovative Napster 2.0 music service through the CentricMall.com Web site.

Form 10-K Amendment
Roxio plans to file an  amendment to its Form 10-K  for the year ended March 31, 2004 in November to correct the valuation of a warrant issued in May 2002 and the purchase accounting related to the acquisition of MGI Software in January 2002.  The revisions will increase fiscal 2003 net losses from the software division by $1.7 million and decrease fiscal 2002 net income from the software division by $123,000.  These revisions will have no impact on the statements of operations or cash flows for the six month period ended September 30, 2004 or for fiscal 2004.

Additional Information
Roxio, Inc. investors and security holders are advised to read the proxy statement provided in connection with the 2004 Annual Meeting of Stockholders when it becomes available and other relevant documents filed with the Securities and Exchange Commission, because they will contain important information on the proposed sale of Roxio’s software division. You will be able to obtain documents filed with the SEC free of charge at the SEC’s web site at www.sec.gov. In addition, you may also obtain documents filed by Roxio, Inc. by requesting them in writing from Roxio, Inc., 455 El Camino Real, Santa Clara, CA 95050, Attn: Secretary.

Conference Call Information
The Roxio second quarter teleconference and webcast is scheduled to begin at 1:30 p.m., Pacific Time, on Wednesday, November 3, 2004. To participate on the live call, analysts and investors should dial 800-240-4186 at least ten minutes prior to the call. Roxio will also offer a live and archived webcast of the conference call, accessible from the "Investor Relations" section of the company’s Web site at http://investor.roxio.com.

About Roxio and Napster
Roxio, Inc. provides the best selling digital media software in the world and owns Napster®, the world's most recognized brand in online music. Roxio makes award-winning software products for CD/DVD burning, photo editing and video editing. Roxio's family of products includes category-leading products Roxio Easy Media Creator(TM), Easy CD & DVD Creator(TM), Digital Media Suite®, Easy CD Creator® (Windows) and Toast® (Macintosh) for CD/DVD burning, PhotoSuite® for digital photography, and VideoWave® for digital video. Napster, the world's biggest brand in digital music, is a subscription service that enables fans to access the world's largest and most diverse online collection of music and experience the largest number of features. Subscribers to Napster can listen to full-length songs from every major record label and hundreds of independents on demand and transfer songs to their favorite Napster To Go(TM) compatible MP3 player for a low monthly fee. Napster also offers Napster Light(TM), a "lighter" version of the service for those who just want to purchase songs and albums a la carte.

Safe Harbor Statement
Except for historical information, the matters discussed in this press release, in particular matters related to the sale of Roxio’s software division, future revenue for Roxio’s Napster division; and Roxio’s relationship with strategic partners are forward-looking statements that are subject to certain risks and uncertainties such as the failure to complete the sale of the software assets, decreased demand for our products and services; flaws inherent in our products or services; intense competition; failure to maintain relationships with strategic partners and content providers; general economic conditions and third party claims, that could cause actual results to differ materially from those projected. Additional information on these and other factors are contained in Roxio’s reports filed with the Securities and Exchange Commission (SEC), including the Company’s Quarterly Report on Form 10-Q as filed with the SEC on August 9, 2004, copies of which are available at the website maintained by the SEC at http://www.sec.gov. Roxio assumes no obligation to update the forward-looking statements included in this press release.

Copyright © 2004 Roxio, Inc. All rights reserved. Roxio, the burning CD logo, the Roxio tagline, Toast, Easy CD & DVD Creator, Digital Media Suite, Easy CD Creator, PhotoSuite, VideoWave, and Napster, the kitty logo, Napster To Go and Napster Light are either trademarks or registered trademarks of Roxio, Inc. or its subsidiaries in the United States and/or other countries. All other trademarks used are owned by their respective owners.

ROXIO INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)
(unaudited)

	September 30,	March 31,
	2004	2004
ASSETS
Current assets:
Cash and cash equivalents	$20,580	$36,911
Restricted cash	735	1,735
Short-term investments	40,600	28,490
Accounts receivable, net of allowance for doubtful accounts of
$679 at September 30, 2004 and $991at March 31, 2004	11,899	16,279
Prepaid expenses and other current assets	9,844	7,480
Deferred income taxes	989	996
Total current assets	84,647	91,891

Long-term investments	3,200	3,000
Property and equipment, net	7,885	9,933
Goodwill	89,548	89,516
Identifiable intangible assets, net	3,382	5,899
Other assets	1,036	1,748

Total assets	$189,698	$201,987

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$7,030	$6,085
Income taxes payable	2,848	2,841
Accrued liabilities	27,559	30,627
Deferred revenues	3,480	1,545
Current portion of long-term debt	15,271	15,420
Total current liabilities	56,188	56,518

Long term liabilities:
Long-term capital lease obligations	119	68
Other long term liabilities	2,237	2,381
Total liabilities	58,544	58,967

Stockholders' equity:
Preferred stock, $0.001 par value; Authorized: 10,000 shares;
Issued and outstanding: none at September 30, 2004	-	-
and none at March 31, 2004
Common stock, $0.001 par value; Authorized: 100,000 shares;
Issued and outstanding: 34,787 shares at September 30, 2004
and 33,543 shares at March 31, 2004	35	34
Additional paid-in capital	201,555	195,970
Deferred stock-based compensation	(734)	(1,386)
Accumulated deficit	(74,869)	(56,916)
Accumulated other comprehensive income	5,167	5,318
Total stockholders' equity	131,154	143,020

Total liabilities and stockholders' equity	$189,698	$201,987

ROXIO, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
Net revenues:
Consumer software	$18,115	$21,280	$40,163	$44,675
Online music	9,315	1,518	17,182	2,299
Total net revenues	27,430	22,798	57,345	46,974

Cost of revenues :
Consumer software (1)	4,486	5,665	9,111	12,651
Online music	7,477	1,175	13,893	1,795
Amortization of purchased technologies	703	604	1,399	1,191
Total cost of revenues	12,666	7,444	24,403	15,637

Gross profit	14,764	15,354	32,942	31,337

Operating expenses:
Research and development (2)	7,026	8,600	13,504	15,534
Sales and marketing (3)	14,439	9,353	24,829	18,760
General and administrative (4)	7,532	7,438	12,393	12,715
Restructuring charges	73	557	(80)	2,093
Amortization of intangible assets	537	655	1,113	1,272
Stock-based compensation charges	299	519	681	1,038
Total operating expenses	29,906	27,122	52,440	51,412

Loss from operations	(15,142)	(11,768)	(19,498)	(20,075)

Gain on sale of GoBack product line	-	-	1,682	10,592
Other income, net	(16)	230	203	297

Loss before provision for income taxes	(15,158)	(11,538)	(17,613)	(9,186)
Provision for income taxes	155	342	340	3,064

Net loss	$(15,313)	$(11,880)	$(17,953)	$(12,250)

Net loss per share:
Basic and Diluted	$(0.44)	$(0.43)	$(0.52)	$(0.49)

Weighted average shares used in computing net loss per share
Basic and Diluted	34,729	27,641	34,230	24,768

(1)    Excludes stock-based compensation charges of $5 and $10 for the three months ended September 30, 2004 and 2003, respectively, and $11 and $20 for the six months ended September 30, 2004 and 2003, respectively.

(2)    Excludes stock-based compensation charges of $70 and $142 for the three months ended September 30, 2004 and 2003, respectively, and $165 and $293 for the six months ended September 30, 2004 and 2003, respectively.

(3)    Excludes stock-based compensation charges of $63 and $128 for the three months ended September 30, 2004 and 2003, respectively, and $148 and $263 for the six months ended September 30, 2004 and 2003, respectively.

(4)    Excludes stock-based compensation charges of $161 and $239 for the three months ended September 30, 2004 and 2003, respectively, and $357 and $462 for the six months ended September 30, 2004 and 2003, respectively.